Exhibit 10.2

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (“Agreement”) is made this 7th day of April, 2005 by and among 405 Eagleview Associates (“Owner”), and Isolagen, Inc. (“Option-Holder”).

BACKGROUND

Owner is the owner of the real property described on Exhibit “A” hereto, which property also is known as 405 Eagleview Boulevard (Lot #10, Eagleview Corporate Center), Uwchlan Township, Pennsylvania (“Real Property”). Pursuant to a certain Lease dated the date hereof (“Lease”), Owner leased to Option-Holder the Real Property, including a building consisting of 86,500 rentable square feet (“Building”), which will be improved with certain tenant improvements (“Tenant Improvements”) by Option-Holder.  The record owner of the Real Property is The Hankin Group, a Pennsylvania limited partnership.

As a material inducement for Option-Holder to enter into the Lease, Owner has agreed to grant to Option-Holder a right to purchase the Real Property and the Building, together with all improvements now or hereafter constructed thereon (collectively, “Option Property”). The parties are entering into this Agreement to memorialize the terms and conditions upon which Option-Holder may exercise its purchase option.

NOW, THEREFORE, for and in consideration of $10.00, the receipt and sufficiency of which hereby is acknowledged, and in consideration of the mutual undertakings herein set forth, and intending to be legally bound hereby, Owner and Option-Holder agree as follows:

AGREEMENT

1.                                       Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

2.                                       Purchase Option

a.                                       Owner hereby grants to Option-Holder an option (“Purchase Option”) to purchase the Option Property which, subject to the requirements of Section 2(c) below, may be exercised by Option-Holder on or before April 1, 2009 if and only if Option-Holder has not committed an Event of Default under the Lease which has not been cured and has issued to Owner its notice to continue the term of such Lease until the original expiration date of March 31, 2013, pursuant to Section 2(c) of that Lease.

b.                                      Option-Holder may exercise its option only by delivering written notice (“Exercise Notice”) to Owner of its exercise of the Purchase Option (the date of such Exercise Notice being referred to herein as the “Exercise Date”), which notice shall be delivered not later than April 1, 2009, which notice shall restate Owner’s duties pursuant to Sections 7c. and 8 below.

c.                                       An Exercise Notice shall include Option-Holder’s check in the amount of the Deposit (hereafter defined), which shall be payable to Title Company (hereafter defined) as escrow agent and held in an interest bearing escrow account until Closing. Interest earned on the Deposit shall be paid to the party entitled hereunder to receive the Deposit, and if paid to Owner at Closing, the full amount thereof shall be credited against the Purchase Price.  No Exercise Notice issued by Option-Holder at a time when there exists an uncured Event of Default under the Lease shall be valid and enforceable, nor shall Owner be obligated to complete Closing under this Option Agreement if at the time of Closing there exists an uncured Event of Default under the Lease.

3.                                       Option Price.

a.                                       The purchase price to be paid for the Option Property (“Option Price”) shall be the sum equal to Minimum Annual Rent for the year beginning April 1, 2010 as calculated under the terms of the Lease, divided by a capitalization rate of 7.0%.

4.                                       Payment of the Option Price. The Option Price shall be paid by Option-Holder to Owner as follows:

a.                                       Seventy-five Thousand Dollars ($75,000) (“Deposit”) shall be paid to Title Company as escrow agent, who shall deliver the Deposit to Owner at Closing (which amount is separate from and in addition to any Security Deposit paid by Option-Holder under the Lease);

b. The Security Deposit paid under the Lease not otherwise utilized by Landlord pursuant to the Lease shall be retained by Owner and credited against the Option Price; and

c.                                       An amount equal to the Option Price less amounts paid pursuant to subsections a. and b. above shall be paid to Owner on the Closing Date by wire transfer of immediately available funds.

d.                                      If the Option Price cannot be accurately determined at Closing because of a delay in publication of the Consumer Price Index for March, 2010, necessary to calculate Minimum Annual Rent, the Comparison Index to be used in calculating Minimum Annual Rent for purposes of calculating the Option Price shall be the applicable Index last published as of the date of Closing.

5.                                       Closing.  Closing shall be held on April 1, 2010, or such other date within 30 days of such date as shall enable Owner to complete Closing without incurring any prepayment penalty or fee under its mortgage.  Owner shall not take any action with respect to financing on the Option Property so as to create a prepayment penalty or fee due on April 1, 2010.  Closing shall be held on the designated date at a time and at such location as is mutually acceptable to Owner and Option-Holder.

6.                                       Document Examination.  Within sixty (60) days prior to the Exercise Date, Owner agrees to make available for review by Option-Holder at Owner’s office copies of unfulfilled contracts or commitments for construction, labor or services entered by or at the direction of Owner with respect to the Option Property (“Service Contracts”).  Option-Holder may request copies of the same, and agrees to keep all such information confidential and promptly return same to Owner if this Agreement is terminated for any reason. Such obligation shall survive the termination of this Agreement, notwithstanding any provision hereof to the contrary. Owner hereby covenants that during the effectiveness of this Agreement no Service Contract shall be entered which is not terminable on the Closing Date without expense to Option-Holder. Option-Holder shall identify to Owner in writing, at the time it issues the Exercise Notice, which of the Service Contracts Option-Holder desires to assume, and Owner shall cause all other Service Contracts to be terminated as of the Closing Date at no expense to Option-Holder.

7.                                       Title and Survey.

a.                                       Title at Closing.  Owner shall convey to Option-Holder good and marketable fee simple title of record to the Option Property, which is insurable as such at regular rates by Option-Holder’s designated title company, which shall be a reputable title insurance company selected by Option-Holder as is authorized to do business in the Commonwealth of Pennsylvania (“Title Company”).  Title shall be subject only to the Permitted Title Exceptions which shall include, for purposes of this Agreement (1) all matters identified on Exhibit “B” attached hereto, (2) all easements and amendments to Covenants (as defined in the Lease) granted in accordance with Section 48(a) of the Lease, and (3) all matters determined in accordance with subsections b., c. and d. below.

b.                                      Title Report.  On or before thirty (30) days after the Exercise Date (“Title Examination Period”), Option-Holder shall furnish to Owner a title report (‘‘Title Report”) issued by Title Company, giving the then current condition of title to the Option Property and any objections of Option-Holder to matters in the Title Report other than the Permitted Title Exceptions determined under subsections a.(1) and (2) above. Matters identified by the Title Report and not objected to by Option-Holder on or before the end of the Title Examination Period shall be deemed to be “Permitted Title Exceptions.”

c.                                       Survey.  On or before five (5) days after the Exercise Date, Owner, at Owner’s expense, shall provide Option-Holder with copies of any and all surveys of the Option Property which Owner has in its possession. Option-Holder, at Option-Holder’s expense, shall have the right to obtain an on-the-ground staked survey of the Option Property which (1) has been prepared in accordance with the American Land Title Association specifications, (2) has been prepared by a land surveyor duly licensed in the Commonwealth of Pennsylvania selected by Option-Holder, and (3) is sufficient to cause Title Company to (A) delete the pre-printed survey exceptions from Option-Holder’s title policy and (B) not take exception for items which are not Permitted Title Exceptions. Prior to the expiration of the Title Examination Period, Option-Holder shall notify Owner in writing of any objections to matters revealed by such survey other than the Permitted Title Exceptions determined under subsections a.(1) and (2) above. Matters identified by such survey and not objected to by Option-Holder on or before the end of the Option Examination Period shall be deemed to be “Permitted Title Exceptions.”

d.                                      Objections.  Owner will notify Option-Holder in writing whether Owner is unable or unwilling to cure to Option-Holder’s satisfaction any title or survey objections (other than the Permitted Title Exceptions) raised by Option-Holder (“Title Problems”), which notice shall restate the effect set forth in this Section of Owner’s failure to respond in accordance with this Section. Owner shall be obligated to remove and discharge of record or otherwise cure to Option-Holder’s satisfaction all Title Problems (other than the Permitted Title Exceptions), which have timely been raised by Option-Holder and which are liens in a fixed or ascertainable amount or result from Owner’s actions. Owner’s failure to deliver such notice to Option-Holder within ten (10) business days after delivery of Option-Holder’s notice of Title Problems shall be deemed Owner’s refusal to cure all of the Title Problems by the Closing Date, excluding, however, those Title Problems which Owner is obligated hereunder to cure. If Owner has not agreed to cure all Title Problems other than those which Owner is obligated hereunder to cure, Option-Holder shall have ten (10) business days from receipt of Owner’s notice (or, if Owner has failed to give notice, fifteen (15) days from delivery of Option-Holder’s notice of Title Problems) either (1) to withdraw, without liability, its exercise of the Purchase Option by notice in writing to Owner delivered prior to the expiration of such fifteen (15) day period, or (2) to accept such title as Owner can deliver without reduction or abatement of the Option Price except to the extent of Title Problems which Owner is obligated hereunder to cure. Option-Holder’s failure to timely deliver notice of termination shall be deemed Option-Holder’s agreement to accept such title as Owner can deliver without reduction or abatement of the Option Price, except to the extent of Title Problems which Owner is obligated hereunder to cure.

e.                                       Failure of Owner to Cure Title Problems.  If, on or before the Closing Date, Owner shall fail to cure those of the Title Problems which Owner has agreed to cure or is obligated hereunder to cure, Option-Holder, as its sole and exclusive remedy, shall have the right: (1) to withdraw, without liability, its exercise of the Purchase Option by notice in writing to Owner, subject, however, to Option-Holder’s rights under Section 15 hereof, and, notwithstanding any provision of the Lease to the contrary, to recover from Owner all of Option-Holder’s reasonable actual third party costs arising from its exercise of the Purchase Option, based upon third party invoices delivered by Option-Holder to Owner not later than thirty (30) days after the failure of Owner to cure, (2) to accept such title as Owner can deliver without reduction or abatement of the Option Price except to the extent of Title Problems which Owner is obligated hereunder to cure, or (3) to enforce the specific performance of Owner’s agreement to cure the Title Problems.

8.                                       Representations and Warranties.  Within ten (10) business days after the Exercise Date, Owner shall confirm to Option-Holder in writing that the representations and warranties set forth in Section 44 of the Lease remain true, complete and correct or set forth in reasonable detail any circumstances which make such representations and warranties untrue, incomplete or incorrect. If any such qualification to the representations and warranties shall, in Option-Holder’s sole discretion, materially and adversely affect the subject Option Property or

Option-Holder’s intended use thereof or if Owner shall fail to provide such written confirmation, Option-Holder shall have the right to withdraw, without liability, its exercise of the Purchase Option, subject, however, to Option-Holder’s rights under Section 15 hereof.

9.                                       Condition of the Option Property.  The Option Property shall be delivered to Option-Holder on the Closing Date in the same condition which existed on the Exercise Date, except for (1) reasonable wear and tear, (2) consequences of condemnation or casualty to the extent repair, restoration or cure is not required under the Lease, and (3) damage caused by Option-Holder, its agents, employees, contractors and invitees. Subject to the foregoing, Owner shall be responsible to deliver the Option Property in compliance with all environmental legal requirements relating to conditions which are (1) existing at the Option Property on the Exercise Date and which are not Option-Holder’s responsibility under the Lease or (2) caused thereafter, but prior to the Closing Date by acts or omissions of Owner, its affiliates or their respective employees, agents, contractors, licensees or invitees. Any remediation required by governmental agencies to meet the requirements of the preceding sentence shall be performed by Owner in accordance with all applicable laws prior to the Closing Date.

10.           Damage or Destruction of Option Property by Casualty or Condemnation. Owner and Option-Holder agree that, except as hereafter modified, the Lease provisions shall govern their respective obligations if, after Option-Holder’s exercise of the Purchase Option, any portion of the Option Property is damaged or destroyed by fire or other casualty or subjected to eminent domain proceedings (together, “Casualty”). If the Lease shall be terminated as a result of a Casualty, Option-Holder shall have the option either (a) to purchase the Option Property in its “as is” condition, in which case no adjustment shall be made to the Option Price other than a credit to Option-Holder for the amount of Owner’s insurance deductible and all insurance proceeds or condemnation award (“Casualty Compensation”), as applicable, received by Owner prior to such Closing Date and Owner shall assign to Option-Holder all of Owner’s rights to such insurance Casualty Compensation, or (2) to terminate its exercise of the Purchase Option in which case this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder. If, however, any mortgagee of the Option Property requires that Casualty Compensation be applied against outstanding indebtedness secured by its mortgage, Option-Holder shall be entitled to a credit against the Purchase Price in the amount of the Casualty Compensation not received by Option-Holder.

11.                                 Closing Obligations.

a.                                       Owner’s Closing Deliveries:  At Closing, Owner shall:

(1).                               Deeds. Execute, acknowledge, and deliver to Option-Holder a special warranty deed for the Option Property (“Deed”) in proper form for recording, conveying title to the Option Property as required by this Agreement, which Deed shall be signed by the record owner of the Option Property, and if required by the Title Company, Owner.

(2)                                  Assignment of Service Contracts.  Execute and deliver to Option-Holder an assignment and assumption agreement (“Assignment of Contracts”) with respect to all Service Contracts which Option-Holder has agreed to assume, the form of which agreement shall be reasonably acceptable to Option-Holder and Owner and which shall provide that (A) Option-Holder assumes performance of all obligations so assigned which arise after Closing. and agrees to indemnify, defend and hold harmless Owner from liability with respect thereto; and (B) Owner agrees to indemnify, defend and hold harmless Option-Holder from liability with respect to such assigned obligations which relates to all periods prior to Closing.

(3)                                  Termination of the Lease. Execute and deliver to Option-Holder a Termination of Lease Agreement which confirms that the Lease between Owner and Option-Holder has terminated (other than the indemnification provisions thereunder which shall survive such termination with respect to acts and omissions during the term of the Lease) and provide a mutual release by Owner and Option-Holder with respect thereto, or which identifies outstanding claims which either party may have against the other, the form of which shall be reasonably acceptable to Option-Holder and Owner.

(4)                                  Evidence of Authority. Deliver to Option-Holder and the .Title Company evidence reasonably satisfactory to Option-Holder and the Title Company that (A) Owner has the authority to execute and deliver the Deed and all other documents to be executed and delivered by Owner at the Closing; (B) the persons executing the Deed and such other documents on behalf of Owner have full right, power and authority to do so; and (C) that all necessary action on the part of Owner has been taken with respect to the valid execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

(5)                                  Keys.  Deliver to Option-Holder all keys and alarm combinations to the Option Property.

(6)                                  Plans and Building Approvals.  Deliver to Option-Holder all plans, approvals and permits in its possession in connection with construction of the Building.

(7)                                  Title Affidavits.  Deliver to Title Company any normal and customary, reasonable certificates, affidavits, or other documents as may be required by the Title Company to issue an owner’s title policy.

(8)                                  FIRPTA Affidavit.  Deliver to Option-Holder the certifications required by Section 1445 of the Internal Revenue Code.

(9)                                  Municipal Certificates.  Deliver to Option-Holder any municipal certifications which are required as a condition to the transfer of title to the Option Property.

(10)                            Miscellaneous. Deliver such other assignments, affidavits and documents as may be required pursuant to the provisions hereof or mutually agreed by counsel for Owner and Option-Holder to be necessary to fully consummate the transaction contemplated hereby.

b.                                      Option-Holder’s Deliveries. At Closing, Option-Holder shall:

(1)                                  Evidence of Authority. Deliver to Owner evidence that (A) Option-Holder has the authority to execute and deliver all documents to be executed and delivered by Option-Holder at the Closing, (B) the persons executing the documents on behalf of Option-Holder have the full right, power and authority to do so; and (C) all necessary action on the part of Option-Holder has been taken with respect to the valid execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.

(2)                                  Assignment of Contracts. Execute and deliver to Owner the Assignment of Contracts, thereby assuming all obligations of Owner with respect to the agreements so assigned.

(3)                                  Purchase Price. Deliver the Option Price required hereunder, either by certified check or wire transfer of immediately available funds.

(4)                                  Miscellaneous. Deliver such other assignments, affidavits and documents as may be required pursuant to the provisions hereof or mutually agreed by counsel for Owner and Option-Holder to be necessary to fully consummate the transaction contemplated hereby.

c.                                       Amounts Claimed as Off-Set under the Lease.  If on the Closing Date, Option-Holder alleges that amounts are due from Owner for nonperformance of Owner’s obligations as Landlord under the Lease and Option-Holder shall have theretofore given Owner notice of such default to the extent required under the Lease, Option-Holder shall pay the portion of the Purchase Price equal to the amounts claimed due into an escrow account maintained by Title Company or such other party who is acceptable to Owner and Option-Holder to serve as escrow agent; provided, however, that the amounts claimed due are supported by reasonable evidence of the costs incurred by Option-Holder with respect to Owner’s alleged nonperformance. The party performing the duties of escrow agent shall hold such amounts in an interest bearing escrow account (with interest to follow the escrowed funds) until (1) receipt of a final order by a court of competent jurisdiction which directs application of such escrow funds, or (2) receipt of written instructions signed by Owner and Option-Holder which direct application of such escrow funds, and, upon receipt of either of the foregoing, the party performing the duties of escrow agent shall release the escrowed funds in accordance with such instructions.

12.                                 Transfer Taxes; Closing Costs; Allocation.

a.                                       Owner’s Costs.

Owner shall pay the costs of (1) one-half of all transfer taxes, and (2) one-half of the fee of the Title Company to conduct closing, not in excess of a total fee of $250.

b.                                      Option-Holder’s Costs.  Option-Holder shall pay the costs of (1) the Title Report and Survey, if any, (2) the premium for an owner’s title policy, if obtained by Option-Holder, (3) one-half of all transfer taxes, (4) recording the Deed, and any other conveyance documents that Option-Holder may choose to record, and (5) one-half of the fee of the Title Company to conduct closing, not in excess of a total fee of $250.

c.                                       Other Costs.  All other expenses incurred by Option-Holder or Owner with respect to the Closing, including, but not limited to, attorneys fees, shall be borne and paid exclusively by the party incurring same.

d.                                      Proration and Expenses. The following items shall be adjusted or prorated between Option-Holder and Owner at Closing and, for purposes hereof, Option-Holder shall be deemed the owner of the Option Property as of the Closing Date:

(1)                                  Real Estate Taxes. Real estate and similar taxes for the then current tax year relating to the Option Property shall be prorated. If the Closing Date shall occur before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be made on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation of the Option Property, and when the tax rate is fixed for the tax year in which the Closing Date occurs, Owner and Option-Holder agree to adjust the proration of taxes and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment. This obligation shall survive Closing.

(2)                                  Assessments. All unpaid installments of assessments for municipal improvements, if any, which are due and payable before the closing, shall be paid by Owner at the Closing. From and after the Closing Date, Option-Holder shall be solely responsible for payment of any such assessments.

(3)                                  Prepaid Rent. All rent paid by Option-Holder under the Lease shall be prorated and Owner shall credit to Option-Holder all rent allocated to the Closing Date and periods thereafter which has been collected from Option-Holder.

(4)                                  Utilities and Service Contracts. Any operating expenses for or pertaining to the public utility charges and service contracts shall be prorated between Option-Holder and Owner at the Closing.

13.                                 Assignment of Purchase Option. Option-Holder shall have the right to transfer or assign (“Transfer”) any or all of its rights under this Agreement in connection with an assignment of the Lease which is permitted by the Lease.

14.                                 Default.

a.                                       Default. Either party shall be in default hereunder if such party fails to fulfill in a timely manner any covenant, agreement, or obligation on such party’s part in the manner required in this Agreement or breaches any representations or warranties made by such party hereunder.

b.                                      Notice Upon Default. With the exception of a default by either party in concluding Closing, before either party shall be entitled to declare this Agreement in default, the party who alleges a default by the other party first shall have notified the party alleged to be in default in writing as to the nature of the claimed default, and the party alleged to be in default shall have fifteen (15) days after receipt of such notice in which to cure the default.

c.                                       Owner’s Remedies. If, after the issuance of the Exercise Notice by Option-Holder, all of the conditions to Option-Holder’s obligations have been satisfied or properly waived by Option-Holder, Option-Holder shall be in default hereunder beyond the period provided in subsection b. above, Owner’s sole and exclusive remedies shall be (1) to terminate this Agreement, and (2) to retain the Deposit as liquidated damages for such breach, it being agreed that Owner’s damages are difficult of precise determination and that the amount of the Deposit represents the parties’ agreed upon estimate of Owner’s actual damages, and not a penalty.

d.                                      Option-Holder’s Remedies. If all of the conditions to Owner’s obligations have been satisfied or properly waived by Owner, and Owner is in default in the performance of its obligations hereunder beyond the period provided in subsection b. above, Option-Holder’s sole and exclusive remedy hereunder (except as may be permitted under Section 7e. hereof) shall be either: (i) to seek specific performance of this Agreement; or (ii) to terminate this Agreement by notice in writing to Owner, in which case the Deposit shall be returned to Option-Holder and Owner shall reimburse Option-Holder for all reasonable, actual third-party costs arising from Option-Holder’s performance of this Agreement, based upon invoices of third parties submitted by Option-Holder to Owner not later than ninety (90) days after the termination of this Agreement, not in excess of $75,000.00, whereupon neither party shall have any further rights or liabilities hereunder.

e.                                       Attorney’s Fees. In any action or proceeding arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs.

15.                                 Resurrection of Withdrawn Rights. If Option-Holder withdraws an Exercise Notice for reasons set forth under Sections 7e. or 8 hereof, and Owner thereafter during the effectiveness of the Lease, corrects the condition which triggered Option-Holder’s withdrawal of an Exercise Notice, Owner shall notify Option-Holder that the condition has been corrected which notice shall be provided not later than ten (10) business days after the correction of such condition and include a reasonable statement of the corrective action taken by Owner. Option-Holder shall have thirty (30) days from receipt of Owner’s notice to re-exercise its Purchase Option. If Option-Holder fails to re-exercise the Purchase Option within such thirty (30) day period, Option-Holder’s rights hereunder shall be terminated and deemed null and void, whereupon Owner shall be entitled to record the termination of the memorandum of this Agreement. If Option-Holder timely re-exercises its Purchase Option, the Closing Date shall be the later of 90 days after the date of re-exercise of the Purchase Option or April 1, 2010, and unless the condition which prompted Option-Holder’s withdrawal of its Exercise Notice arose from the gross negligence or wanton and willful misconduct of Owner, or Owner’s employees or agents, Option-Holder shall pay Owner, in addition to Purchase Price, any Prepayment Fee due with respect to a first mortgage encumbering the Option Property.

16.                                 Miscellaneous.

a.                                       Time of the Essence.  Time is of the essence for performance of all obligations hereunder.

b.                                      Broker’s Commission.  Each party represents and warrants to the other that it has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the sale of the Option Property, except that Option-Holder has been represented by Cushman and Wakefield, Inc., whose commission, if any, shall be paid by Option-Holder, unless Owner has entered into a separate written agreement with Cushman & Wakefield relating to a commission, in which event, Owner shall pay Cushman & Wakefield such commission, if any, as has been agreed to by Owner pursuant to such written agreement.  If any claims for commissions or fees are ever made in connection with sales of the Option Property, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim, and such party shall indemnify, defend and hold harmless the other from and against any and all such claims or demands, except that in all events Option-Holder shall indemnify, defend and hold harmless Owner from claims by Cushman & Wakefield not arising from a written commission agreement between Cushman & Wakefield and Owner.

c.                                       Further Assurances.  The parties shall execute and deliver such additional documents and shall take such additional action or cause such additional action to be taken, or to refrain from taking any action as may be reasonably required to effect or implement all of the terms and conditions of this Agreement and the transactions contemplated hereby.

d.                                      Notices.  Any notice or other communication under this Agreement shall be in writing and addressed to Owner or Option-Holder at their respective addresses set forth below (or to such other address as either may designate by notice to the other):

As to Option-Holder prior to
Commencement Date of the Lease:	Isolagen, Inc.
2500 Wilcrest, 5th Floor
Houston, TX 77042
Attention: General Counsel

As to Option-Holder as of
the Commencement Date of the Lease:	Isolagen, Inc.
Eagleview Corporate Center
405 Eagleview Boulevard
Exton, PA 19341
Attention: General Counsel

As to Owner:	405 Eagleview Associates
c/o The Hankin Group
P.O. Box 562
707 Eagleview Boulevard
Eagleview Corporate Center
Exton, PA 19341

All notices and statements required or permitted under this Agreement shall be in writing and delivered by either (a) United States Registered or Certified Mail, return receipt requested, postage prepaid, (b) Federal Express or other nationally recognized overnight courier service, fee prepaid, or (c) hand delivery against written receipt therefor. Notice given in accordance with this Section shall be deemed given and received as of the earlier of (i) actual receipt or (ii) first attempted delivery (including delivery which is refused). The giving of notice under this Section by attorneys of Owner or Option-Holder shall be deemed to be the acts of Owner or Option-Holder, as applicable, however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Agreement, and not its counselor other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

e.                                       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

f.                                         Recording. A short form memorandum of this Agreement shall be recorded at Option-Holder’s expense. Concurrently with the execution of this Agreement, Option-Holder and Owner agree to execute such memorandum of this Agreement along with a termination thereof, both of which shall be in form and substance sufficient to permit such instrument to be recorded and otherwise reasonably acceptable to Option-Holder and Owner. The termination of such memorandum of this Agreement shall be provided to Owner who hereby represents, warrants and covenants not to record such termination unless and until this Agreement shall have terminated.

g.                                      Severability. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability and shall not invalidate or render unenforceable the remaining provisions of this Agreement, and this Agreement shall be construed to the fullest extent permitted by law in such manner as to carry out the intent of this Agreement and of the provision so deemed invalid or unenforceable.

h.                                      Applicable Law. This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

i.                                          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one fully binding Agreement even though all original signatures do not appear on the same document.

j.                                          Merger at Closing.  All representations and warranties set forth in this Agreement shall terminate at Closing and be merged into the Deed except for obligations under Sections 6, 12 and 16 b. hereof, which shall survive Closing. Option-Holder acknowledges that it will have exercised the Purchase Option, and purchase the Option Property, if at all, only after having had the opportunity to inspect and examine the Option Property pursuant to the Lease and Section 6 above. Accordingly, Option-Holder acknowledges and agrees that its decision to purchase the Option Property is as a result of its own independent investigation and inspection, and not as a result of or in reliance upon any representation or warranty made or alleged to have been made by Owner, or any of Owner’s agents and representatives, except for such express warranties as may be contained in the Lease or this Agreement.

k.                                       Notice of Restatements of Owner’s Obligations.  Option-Holder’s failure to include a restatement of Owner’s obligations in its notices to Owner as contemplated by Sections 2 c. and 7 d. hereof shall not be deemed a default by Option-Holder nor a failure of Owner’s obligations with respect to the subject obligations. If, however, Option-Holder shall fail to include such restatement of Owner’s obligations and Owner shall not perform within the time periods set forth in this Agreement, the consequences set forth in Sections 2 and 7, as applicable, as a result of Owner’s failure to respond shall not be binding on Owner unless and until Option-Holder shall have sent written notice to Owner that Owner’s response is due and Owner shall not have responded thereafter within the times for performance required under Sections 2 and 7, as applicable.

l.                                          Complete Agreement; Modifications. This Agreement is the complete Agreement of the parties hereto. Neither this Agreement nor any provision hereof may be waived, modified, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, discharge, or termination is sought, and then only to the extent set forth in such instrument

IN WITNESS WHEREOF, Owner and Option-Holder have caused this Agreement to be duly executed under seal as of the date set forth above.

405 EAGLEVIEW ASSOCIATES

By: THE HANKIN GROUP, a Pennsylvania limited partnership
By: THE HANKIN GROUP, INC., its General Partner

By:
Robert S. Hankin, President

By: HANKIN PROPERTIES PARTNERSHIP, a Pennsylvania limited partnership

By: HANKIN PROPERTIES, INC., its General Partner

By:
Robert S. Hankin, President

ISOLAGEN, INC.

By:

The Hankin Group, fee owner of the Property, hereby joins in this Agreement to evidence its assent to be bound to the obligations contained herein, and to restate the representations and warranties made by Owner pursuant to Section 8 above, and the covenants in Section 5 above, intending to be legally bound hereby.

By: THE HANKIN GROUP, a Pennsylvania limited partnership
By: THE HANKIN GROUP, INC., its General Partner

By:
Robert S. Hankin, President

EXHIBIT “A”

EXHIBIT “B”